Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

WARRANT TO PURCHASE COMMON STOCK

of

DIGITAL MUSIC GROUP, INC.

This warrant (the “Warrant”), dated as of September 8, 2006, has been issued by Digital Music Group, Inc., a Delaware corporation (the “DMG”) to Tuhin Roy (the “Investor”) pursuant to the terms and provisions of the Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 8, 2006, by and among DMG, Digital Rights Agency LLC, a California limited liability company (“DRA”), Investor and certain other parties. The total number of shares of Common Stock, par value $.001 per share, of DMG (“Common Stock”) exercisable by Investor under this Warrant is 150,000 (the “Warrant Shares”). Subject to the limitations contained herein, this Warrant shall be exercisable with respect to 75,000 Warrant Shares on the first anniversary of this Warrant, and shall be exercisable with respect to an additional 3,125 Warrant Shares each month thereafter until the third anniversary of the date hereof, at which time this Warrant shall become exercisable as to all Warrant Shares; provided that this Warrant shall become exercisable in full in the event of, and as of immediately prior to, a Change of Control. The exercise price is set at $5.57 per share, subject to adjustment pursuant to Section 9 hereof (such price, as adjusted from time to time, the “Exercise Price”).

1. Term of Warrant. The term of this Warrant shall commence on the date hereof and shall terminate on the earlier of: (i) September 8, 2013, or (ii) a Change of Control of DMG. For purposes hereof, a “Change of Control” shall mean an event or the last of a series of related events by which: (a) any Person (as that term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with all of that person’s “affiliates” and “associates” as those terms are defined in Rule 12b-2 under the Exchange Act) directly or indirectly acquires or otherwise becomes entitled to vote stock of DMG having 51% or more of the voting power in elections for directors of DMG; or (b) DMG merges or consolidates with another corporation, and holders of outstanding shares of DMG’s Common Stock immediately prior to the merger or consolidation do not own stock in the survivor of the merger or consolidation having more than 50% of the voting power in elections for directors; or (c) DMG sells all or a substantial portion of the consolidated assets of DMG and its subsidiaries, and DMG does not own stock in the purchaser having more than 50% of the voting power in elections for directors.

2. Exercise of Warrant.

(a) This Warrant may be exercised, in increments of 1,000 Warrant Shares (with a minimum of not less than 5,000 Warrant Shares, unless there shall be less than 5,000 Warrant Shares remaining to be exercised in which case the Warrant shall be exercised for all of the remaining

Warrant Shares) by surrendering this Warrant and by delivering an executed notice of exercise (in the form attached hereto as Notice of Exercise) together with the Exercise Price, in cash or by check, or by surrender of the Warrant in a “net exercise” as set forth below, at the principal office of DMG (or at such other place as DMG shall notify Investor in writing). In no event shall the Warrant be exercised for a fractional share.

(b) This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As promptly as practicable on or after such date, DMG, at its expense, shall issue and deliver to the person or persons entitled to receive the same, a certificate or certificates for the number of Warrant Shares issuable upon such exercise.

(c) As a condition precedent to the exercise of this Warrant, Investor shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the Warrant Shares and in connection therewith shall execute any documents which the Board of Directors of DMG shall in its sole discretion deem necessary or advisable. Without limiting the foregoing, Investor shall comply with all requirements under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations, as applicable, in connection with the exercise of this Warrant.

(d) Notwithstanding the provisions herein to the contrary, if the fair market value of a share of Common Stock (as determined herein) is greater than the Exercise Price per share at the date of calculation as set forth below, then in lieu of exercising this Warrant for cash, Investor may elect to receive a number of Warrant Shares having a value equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of DMG together with notice of such election, in which event DMG shall issue to the holder hereof a number of Warrant Shares computed using the following formula:

X =	Y (A - B)
A

Where

X —	The number of Warrant Shares to be issued to the holder of this Warrant.
Y —	The number of Warrant Shares purchasable under this Warrant.
A —	The fair market value of one Warrant Share.
B —	The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 2(d), the fair market value of a Warrant Share shall mean the average of the closing bid and asked prices of shares of Common Stock quoted in the over-the-counter market in which the Common Stock is traded or the closing price quoted on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Common Stock was traded over-the-counter or on such exchange). If the Common Stock is not traded on the over-the-counter market or on an exchange, the fair market value shall be the price per share of Common Stock that DMG could obtain from a willing buyer for a share of Common Stock sold by DMG from its authorized but unissued shares, as such prices shall be determined in good faith by the Board of Directors of DMG.

3. No Rights as Shareholder. Investor shall not be entitled to vote or receive dividends or be deemed the holder of Warrant Shares or any other securities of DMG or receive any benefits thereunder, accrued or otherwise, that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Investor, as such, any of the rights of a shareholder of DMG or any right to vote for the election of the directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any action or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have been issued as provided herein and the name of Investor shall have been entered as the stockholder of record on the books of DMG.

4. Legends. Investor understands and agrees that DMG shall cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Warrant Shares, together with any other legends that may be required by DMG or by applicable state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE WARRANT AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

5. Stop-Transfer Notices. Investor agrees that to ensure compliance with the restrictions referred to herein, DMG may issue appropriate “stop transfer” instructions to its transfer agent.

6. Refusal to Transfer. DMG shall not be required (i) to transfer on its books any Warrant Shares that have been sold or otherwise transferred in violation of any of the provisions of this Warrant or (ii) to treat as owner of such Warrant Shares or to accord the right to vote or pay dividends to Investor or other transferee to whom such Warrant Shares shall have been so transferred in violation of any of the provisions of this Warrant.

7. Compliance with Securities Laws.

(a) Accredited Investor. Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect and understands the meaning of that term.

(b) Restricted Securities. This Warrant and the underlying securities may not be transferred or assigned without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to DMG). Investor understands that this Warrant and the Warrant Shares issuable upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from DMG in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

8. Tax Consequences. Investor and DMG agree that, for federal, state and other applicable tax purposes, unless otherwise required pursuant to a determination (within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended), (a) the parties shall treat this Warrant as being issued as consideration for the units of membership interest of DRA surrendered by Investor pursuant to the Merger Agreement, and (b) neither Investor nor DMG shall take any position inconsistent with the foregoing, including, without limitation, the treatment of the issuance, exercise or other disposition of this Warrant as compensation for services or wages. Investor has reviewed with Investor’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Warrant. Investor is relying solely on such advisors and not on any statements or representations of DMG or any of its agents. Investor understands that Investor (and not DMG) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Warrant.

9. Adjustment of Exercise Price and Number of Warrant Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If DMG shall at any time prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional securities as a dividend with respect to any of its Common Stock, the number of Warrant Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate purchase price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 9(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Recapitalization, Reclassification, Reorganization, Merger or Sale. Except in the event of a Change of Control of DMG, in case of any recapitalization, reclassification, capital reorganization, change in the capital stock of DMG (other than as a result of a subdivision, combination, or stock dividend provided for in Section 9(a) above) or any consolidation or merger of DMG with another entity, or the sale of all or substantially all of its assets to another entity effected in such a way that holders of capital stock shall be entitled to receive stock, securities or assets with respect to or in exchange for capital stock, then, as a condition of such recapitalization, reclassification, reorganization, change, merger or sale, lawful provision shall be made, and duly executed documents evidencing the same from DMG or its successor shall be delivered to the holder of this Warrant, so that the holder of this Warrant shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such recapitalization, reclassification, reorganization, change, merger or sale, by a holder of the same number of shares of capital stock as were purchasable by the holder of this Warrant immediately prior to such recapitalization, reclassification, reorganization, change, merger or sale. In any such case, appropriate provisions shall be made with respect to the rights and interest of the holder of this Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per share payable hereunder, provided the aggregate purchase price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise or conversion of the Warrant, or in the Exercise Price, DMG shall promptly notify Investor of such event and of the number of shares, the adjusted Exercise Price and the type of securities or property thereafter purchasable upon exercise of the Warrant.

10. General Provisions.

(a) Choice of Law; Entire Agreement. This Warrant shall be governed by the internal substantive laws, but not the choice of law rules, of California.

(b) Integration. This Warrant represents the entire agreement between the parties with respect to the purchase of the Warrant Shares by Investor and supercedes and replaces any and all prior written or oral agreements regarding the subject matter of this Warrant including, but not limited to, any representations made during any interviews, relocation discussions or negotiations whether written or oral.

(c) Assignment. This Warrant may not be assigned or transferred by the Investor, other than by will or the laws of intestacy.

(d) Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either DMG or Investor pursuant to the terms of this Warrant shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) 1 business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) 1 business day after being deposited with an overnight courier service or (v) 4 days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses provided to DMG (which DMG agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

(e) Warrant Register. DMG will maintain a register (the “Warrant Register”) containing the names and address of the holder (or holders if any portion of this Warrant is properly transferred pursuant to this agreement). Any holder of this Warrant or any portion thereof may change its address as shown on the Warrant Register by written notice to DMG requesting such change. Any notice or written communication required or permitted to be given to a holder may be delivered or given by mail to such holder as shown on the Warrant Register and at the address shown on the Warrant Register. Until this Warrant is transferred on the Warrant Register of DMG, DMG may treat the holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

(f) Successors. Any successor to DMG (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of DMG’s business and/or assets shall assume the obligations under this Warrant and agree expressly to perform the obligations under this Warrant in the same manner and to the same extent as DMG would be required to perform such obligations in the absence of a succession. For all purposes under this Warrant, references to “DMG” shall include any successor to DMG’s business and/or assets which executes and delivers the assumption agreement described in this Section or which becomes bound by the terms of this Warrant by operation of law. Subject to the restrictions on transfer set forth in this Warrant, this Warrant shall be binding upon Investor and his heirs, executors, administrators, successors and assigns.

(g) Amendments. Any term of this Warrant may be amended or waived with the written consent of DMG and the Investor.

(h) Waiver. Either party’s failure to enforce any provision of this Warrant shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Warrant. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.

(i) Severability. Should any provision of this Warrant be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.

(j) Counterparts. This Warrant may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages shall be binding originals.

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IN WITNESS WHEREOF, the parties have caused this Warrant to be executed on the date first set forth above.

DMG:

DIGITAL MUSIC GROUP, INC.

By:	/s/ Mitchell Koulouris
Name:	Mitchell Koulouris
Title:	President and Chief Executive Officer

Address:	2151 River Plaza Drive, Suite 200
Sacramento, CA 95833

INVESTOR:

By:	/s/ Tuhin Roy
Name:	Tuhin Roy

Address:	85 Ora Way #202
San Francisco, CA 94131

NOTICE OF EXERCISE

(1) The undersigned hereby elects to purchase ____________ Common Stock of Digital Music Group, Inc., a Delaware corporation (“DMG”), pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in the form of (check one):

☐	Cash

☐	Check (personal, cashier’s or bank certified); or

☐	Net Exercise (pursuant to Section 2(d) of the attached Warrant).

(2) I understand that DMG’s sale of the shares to me has not been registered under the Securities Act of 1933, as amended, because DMG believes, relying in part on my representations in this document, that an exemption from such registration requirement is available for such sale. I understand that the availability of this exemption depends upon the representations I am making to DMG in this document being true and correct.

(3) I am purchasing the shares solely for investment purposes, and not for further distribution. My entire legal and beneficial ownership interest in the shares is being purchased and shall be held solely for my account, except to the extent I intend to hold the shares jointly with my spouse. I am not a party to, and do not presently intend to enter into, any contract or other arrangement with any other person or entity involving the resale, transfer, grant of participation with respect to or other distribution of any of the shares. My investment intent is not limited to my present intention to hold the shares for the minimum capital gains period specified under any applicable tax law, for a deferred sale, for a specified increase or decrease in the market price of the shares, or for any other fixed period in the future.

(4) I can properly evaluate the merits and risks of an investment in the shares and can protect my own interests in this regard, whether by reason of my own business and financial expertise, the business and financial expertise of certain professional advisors unaffiliated with DMG with whom I have consulted, or my preexisting business or personal relationship with DMG or any of its officers, directors or controlling persons.

(5) I realize that the purchase of the shares involves a high degree of risk, and that DMG’s future prospects are uncertain. I am able to hold the shares indefinitely if required, and am able to bear the loss of my entire investment in the shares.

(6) I understand that the shares are “restricted securities” in that DMG’s sale of the shares to me has not been registered under the Securities Act in reliance upon an exemption for non-public offerings. In this regard, I also understand and agree that:

A.	I must hold the shares indefinitely, unless any subsequent proposed resale by me is registered under the Securities Act, or unless an exemption from registration is otherwise available (such as Rule 144);

B.	DMG is under no obligation to register any subsequent proposed resale of the shares by me; and

C.	the certificate evidencing the shares will be imprinted with a legend which prohibits the transfer of the shares unless such transfer is registered or such registration is not required in the opinion of counsel for DMG.

(7) I am familiar with Rule 144 adopted under the Securities Act, which in some circumstances permits limited public resales of “restricted securities” like the shares acquired from an issuer in a non-public offering. I understand that my ability to sell the shares under Rule 144 in the future is uncertain, and will depend upon, among other things: (i) the availability of certain current public information about DMG; (ii) the resale occurring more than one year after my purchase (or as otherwise computed in the event of a net exercise) and full payment (within the meaning of Rule 144) for the shares; and (iii) if I am an affiliate of DMG, or a non-affiliate who has held the shares less than two years after my purchase and full payment: (A) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker, as said term is defined under the Securities Exchange Act of 1934, as amended, (B) the amount of shares being sold during any three month period not exceeding the specified limitations stated in Rule 144, and (C) timely filing of a notice of proposed sale on Form 144, if applicable.

(8) I understand that the requirements of Rule 144 may never be met, and that the shares may never be saleable. I further understand that at the time I wish to sell the shares, there may be no public market for DMG’s stock upon which to make such a sale, or the current public information requirements of Rule 144 may not be satisfied, either of which would preclude me from selling the shares under Rule 144 even if the one-year minimum holding period had been satisfied.

(9) I understand that in the event Rule 144 is not available to me, any future proposed sale of any of the shares by me will not be possible without prior registration under the Securities Act, compliance with some other registration exemption (which may or may not be available), or each of the following: (i) my written notice to DMG containing detailed information regarding the proposed sale, (ii) my providing an opinion of my counsel to the effect that such sale will not require registration, and (iii) DMG notifying me in writing that its counsel concurs in such opinion. I understand that neither DMG nor its counsel is obligated to provide me with any such opinion. I understand that although Rule 144 is not exclusive, the Staff of the SEC has stated that persons proposing to sell private placement securities other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

By signing below, I acknowledge my agreement with each of the statements contained in this Exercise Notice as of the date first set forth above, and my intent for DMG to rely on such statements in issuing the shares to me. Please issue a certificate or certificates representing said Common Stock in the name of the undersigned or in such other name as is specified below:

Tuhin Roy